Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our reports dated April 1, 2010 (December 1, 2010 as to the effects of the debt recapitalization and subsequent dividend described in Note 20) relating to the consolidated financial statements and consolidated financial statement schedule of Visant Holding Corp. and subsidiaries and of Visant Corporation and subsidiaries and our reports dated April 1, 2010 relating to the effectiveness of Visant Holding Corp. and subsidiaries’ and of Visant Corporation and subsidiaries’ internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

December 9, 2010